Exhibit 99.1

Prestige Brands Holdings, Inc. Completes Divestiture of Three Brands to Moberg Pharma AB

Tarrytown, NY, July 7, 2016—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced that it has closed the previously announced divestiture of three of its non-core over-the-counter healthcare brands to Moberg Pharma AB (OMX:MOB) of Stockholm, Sweden for $40.0 million USD in cash. The transaction was finalized under the original terms announced on June 30, 2016. The divestiture includes New Skin®, PediaCare® and Fiber Choice®. Proceeds from the sale will be used to pay down debt and accelerate de-leveraging.

The Company expects to provide additional information on this transaction and update its outlook for the fiscal year when it reports the results of the first quarter of fiscal 2017 on August 4, 2016 before the opening of the market.

About Prestige Brands Holdings, Inc.

Prestige Brands markets and distributes brand name over-the-counter healthcare and household cleaning products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® women’s health products, BC® and Goody’s® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Beano® gas prevention, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “will,” “would,” “expect,” “plan,” “continue,” “anticipate” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include statements regarding the transaction’s impact on debt and leverage. These statements represent the Company’s expectations and beliefs and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others, general economic and business conditions, and other risks set forth in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended March 31, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except to the extent required by applicable law, the Company undertakes no obligation to update any forward-looking statement contained in this news release, whether as a result of new information, future events, or otherwise.

Contact: Dean Siegal

914-524-6819